Exhibit 10.6

CREDIT SUISSE AG Eleven Madison Avenue New York, NY 10010	ROYAL BANK OF CANADA Three World Financial Center 200 Vesey Street New York, New York 10281	UBS LOAN FINANCE LLC 677 Washington Boulevard Stamford, CT 06901

CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010		UBS SECURITIES LLC 299 Park Avenue New York, NY 10171

CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, NY 10013

CONFIDENTIAL

May 16, 2012

NCI Building Systems, Inc.

10943 North Sam Houston Parkway West

Houston, Texas 77064

Attention: Mark E. Johnson, Chief Financial Officer

Project Verde

Amended and Restated Commitment Letter

Ladies and Gentlemen:

You have advised us that NCI Building Systems, Inc., a Delaware corporation (the “Company” or “you”), intends to acquire (the “Acquisition”), directly or indirectly, all of the equity interests of Metl-Span LLC (the “Acquired Business”) pursuant to the Acquisition Agreement (as defined in Exhibit A hereto). You have further advised each of Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”) and Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”), UBS Loan Finance LLC (“UBSLF”) and UBS Securities LLC (“UBSS” and, together with UBSLF, “UBS”), Royal Bank of Canada (“Royal Bank”) and RBC Capital Markets1 (“RBCCM” and, together with Royal Bank, “RBC”) and Citi (as defined below and, collectively with

[1]	RBC Capital Markets is a marketing name for the investment banking activities of Royal Bank of Canada and its affiliates.

Credit Suisse, UBS and RBC, the “Committed Lenders”, “we” or “us”) that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and in the Summaries of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) and the Summary of Additional Conditions attached hereto as Exhibit C (the “Summary of Additional Conditions”; together with this commitment letter, the Transaction Description and the Term Sheet, collectively, the “Commitment Letter”). For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A., Citigroup USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as any of them shall determine to be appropriate to provide the services contemplated herein (subject to the confidentiality, assignment and other provisions hereof). It is understood and agreed that CGMI is entering into this Commitment Letter for and on behalf of Citi.

You have further advised each of the Committed Lenders that, in connection therewith, it is intended that the financing for the Transactions will include the $250.0 million senior secured term loan facility (the “Term Loan Facility”) described in the Term Sheet.

In connection with the foregoing, in each case subject only to the conditions set forth in the Funding Conditions Provision (as defined below) and in Exhibit C hereto, the Committed Lenders agree as follows:

(a) CS is pleased to advise you of its commitment, severally and not jointly, to provide 28 1/3% of the Term Loan Facility;

(b) UBSLF is pleased to advise you of its commitment, severally and not jointly, to provide 28 1/3% of the Term Loan Facility;

(c) Royal Bank is pleased to advise you of its commitment, severally and not jointly, to provide 28 1/3% of the Term Loan Facility; and

(d) Citi is pleased to advise you of its commitment, severally and not jointly, to provide 15% of the Term Loan Facility.

It is agreed that each of CS Securities, RBCCM, UBSS and Citi will act as a joint lead arranger and joint bookrunner for the Term Loan Facility (each of CS Securities, RBCCM, UBSS and Citi in such capacity, a “Lead Arranger” and collectively, the “Lead Arrangers”).

No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender in connection with the Term Loan Facility unless you and we shall so agree.

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The Committed Lenders reserve the right, prior to or after the execution of definitive documentation for the Term Loan Facility (which we agree will be initially drafted by your counsel), to syndicate all or a portion of the Committed Lenders’ commitments hereunder to a group of financial institutions (together with the Committed Lenders, the “Lenders”) identified by the Committed Lenders in consultation with you and reasonably acceptable to them and you with respect to the identity of such Lender (your consent not to be unreasonably withheld), it being understood that we will not syndicate to those persons identified by you in writing to the Committed Lenders (or to their affiliates so designated in writing) prior to the date of the Original Commitment Letter (as defined below) or to any competitors of the Company or to any affiliates of such competitors (such persons, collectively, the “Disqualified Institutions”); provided that, notwithstanding each Committed Lender’s right to syndicate the Term Loan Facility and receive commitments with respect thereto, it is agreed that any syndication of, or receipt of commitments in respect of, all or any portion of a Committed Lender’s commitment hereunder prior to the initial funding under the Term Loan Facility shall not be a condition to such Committed Lender’s commitment nor reduce such Committed Lender’s commitment hereunder with respect to the Term Loan Facility (provided, however, that, notwithstanding the foregoing, assignments of a Committed Lender’s commitment, which are effective simultaneously with the funding of such commitment by the assignee, shall be permitted) (the date of such initial funding under the Term Loan Facility, the “Closing Date”) and, unless you otherwise agree in writing, each Committed Lender shall retain exclusive control over all rights and obligations with respect to its commitment, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred. Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the Committed Lenders’ commitments hereunder are not subject to syndication of the Term Loan Facility. The Committed Lenders intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Term Loan Facility prior to the Closing Date (subject to the limitations set forth in the second preceding sentence). You agree actively to assist the Committed Lenders (and to use your commercially reasonable efforts to cause Clayton Dubilier & Rice LLC and its affiliates (collectively, the “Sponsor”) and the Acquired Business to actively assist the Committed Lenders) in completing a timely syndication that is reasonably satisfactory to them and you. Such assistance shall include, without limitation, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 60 days after the Closing Date (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from the existing lending and investment banking relationships of you and the Sponsor, (b) direct contact between senior management, representatives and advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to ensure contact between senior management, representatives and advisors of the Acquired Business, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) your and the Sponsor’s assistance, and your using commercially reasonable efforts to cause the Acquired Business to assist, in the preparation of a customary confidential information memorandum for the Term Loan Facility and other marketing materials to be used in connection with the syndication (the “Confidential Information Memorandum”), and your using commercially reasonable efforts to provide such Confidential Information Memorandum (other than the portions

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thereof customarily provided by financing arrangers, and limited, in the case of information relating to the Acquired Business, to Required Information (as defined in the Acquisition Agreement)) no less than 20 consecutive calendar days prior to the Closing Date (provided that (i) such period shall not include any day from and including June 29, 2012 through and including July 9, 2012 and (ii) if such period has not ended prior to August 17, 2012, such period shall be deemed not to have commenced until September 4, 2012), (d) prior to the launch of the syndication, using your commercially reasonable efforts to procure or confirm a corporate credit rating and a corporate family rating in respect of the Borrower from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and ratings for the Term Loan Facility from each of S&P and Moody’s, (e) the hosting, with the Committed Lenders, of no more than two meetings to be mutually agreed upon of prospective Lenders at times and locations to be mutually agreed upon and (f) your ensuring that there shall be no competing issues of debt securities or commercial bank or other credit facilities of the Company, the Acquired Business or any of their respective subsidiaries being offered, placed or arranged (other than replacements, extensions and renewals of existing indebtedness that matures prior to the Closing Date and any other indebtedness of the Acquired Business and its subsidiaries permitted to be incurred pursuant to the Acquisition Agreement) if the offering, placement or arrangement of such debt securities or commercial bank or other credit facilities would have, in the reasonable judgment of the Lead Arrangers, a detrimental effect upon the primary syndication of the Term Loan Facility. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter (as defined below), but without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that neither the commencement nor completion of the syndication of the Term Loan Facility shall constitute a condition to the availability of the Term Loan Facility on the Closing Date or at any time thereafter.

The Lead Arrangers will, in consultation with you, manage all aspects of any syndication of the Term Loan Facility, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (which institutions shall be reasonably acceptable to you), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Sponsor and the Acquired Business to provide) to the Committed Lenders all customary information with respect to you, the Acquired Business and each of your and its respective subsidiaries and the Transactions, including all financial information and projections (including financial estimates, budgets, forecasts and other forward-looking information, the “Projections”), as the Committed Lenders may reasonably request in connection with the structuring, arrangement and syndication of the Term Loan Facility. You hereby represent and warrant that (with respect to information relating to the Acquired Business and its subsidiaries to your knowledge), (a) all written information and written data other than the Projections and information of a general economic or general industry nature (the “Information”) that has been or will be made available to the Committed Lenders by or on behalf of you or any of your representatives, taken as a whole, is or will be, when furnished, correct in all

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material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to the Committed Lenders by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are made available to the Committed Lenders; it being understood that the Projections are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the Closing Date and, thereafter, until the earlier to occur of (i) a Successful Syndication and (ii) 60 days after the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect (to the best of your knowledge with respect to information relating to the Acquired Business and its subsidiaries) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct (to the best of your knowledge with respect to information relating to the Acquired Business and its subsidiaries) in all material respects under those circumstances. In arranging and syndicating the Term Loan Facility, the Committed Lenders will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

You hereby acknowledge that (a) the Committed Lenders will make available Information and Projections to the proposed syndicate of Lenders by posting such Information and Projections on IntraLinks, SyndTrak Online or similar electronic means and (b) certain of the Lenders (each, a “Public Lender”) may wish to receive only information that is not material non-public information with respect to you or your securities for purposes of United States federal and state securities laws (as reasonably determined by you) (the “Public Side Information”). If reasonably requested by the Committed Lenders you will use commercially reasonable efforts to assist us in preparing a customary additional version of the Confidential Information Memorandum to be used by Public Lenders. The information to be included in the additional version of the Confidential Information Memorandum will contain only Public Side Information. It is understood that in connection with your assistance described above, authorization letters, in form substantially similar to authorization letters delivered by companies sponsored by the Sponsor, will be included in any Confidential Information Memorandum that authorize the distribution of the Confidential Information Memorandum to prospective Lenders, containing a representation to the Lead Arrangers that the public-side version contains only Public Side Information (and, in each case, a “10b-5” representation customary for companies sponsored by the Sponsor), which Confidential Information Memorandum shall exculpate you, the Sponsor, the Acquired Business, and your and their respective affiliates and us with respect to any liability related to the use of the Confidential Information Memorandum or any related marketing material by the

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recipients thereof. You agree to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Lenders as “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. You agree that by your marking such materials “PUBLIC,” you shall be deemed to have authorized the Lead Arrangers (subject to the confidentiality and other provisions of this Commitment Letter) to treat such materials as information that is Public Side Information. You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arrangers on your behalf may distribute the following documents to all prospective lenders in the form provided to you and to your counsel a reasonable time prior to their distribution, unless you or your counsel advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such material should only be distributed to prospective lenders that are not Public Lenders (each, a “Private Lender”): (a) the Term Sheet, (b) drafts and final definitive documentation with respect to the Term Loan Facility; (c) administrative materials prepared by the Committed Lenders for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (d) notification of changes in the terms of the Term Loan Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then none of the Lead Arrangers and the Committed Lenders will distribute such materials to Public Lenders without further discussions with you.

As consideration for the commitments of the Committed Lenders hereunder and their agreement to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Amended and Restated Fee Letter dated the date hereof and delivered herewith with respect to the Term Loan Facility (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances.

The commitments of the Committed Lenders hereunder and their agreement to perform the services described herein are subject solely to the conditions set forth in the next sentence of this paragraph, in the Summary of Additional Conditions and under the heading “Conditions Precedent to Initial Extensions of Credit” in the Term Sheet. The commitments of the Committed Lenders hereunder are subject to the execution and delivery by the Borrower, the Guarantors and the officers and advisors thereof, as the case may be, of definitive documentation, closing certificates (including evidences of authority, charter documents, and officers’ incumbency certificates), public officials’ certifications, customary lien and judgment searches and customary legal opinions with respect to the Term Loan Facility (collectively, the “Term Loan Facility Documentation”), in each case consistent with this Commitment Letter and Fee Letter; provided that, notwithstanding anything in this Commitment Letter, the Fee Letter, the Term Loan Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making of which shall be a condition to the availability of the Term Loan Facility on the Closing Date shall be (A) the Specified Representations (as defined below) and (B) the representations and warranties relating to the Acquired Business, its subsidiaries and their respective businesses made by the Acquired Business or the Seller (as defined in Exhibit A) in the Acquisition Agreement as are material to the interests of the Lenders,

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but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement (or otherwise decline to consummate the Acquisition) as a result of a breach of such representations and warranties in the Acquisition Agreement (the “Acquired Business Representations”) and (ii) the terms of the Term Loan Facility Documentation shall be in a form such that they do not impair availability of the Term Loan Facility on the Closing Date if the conditions set forth in this paragraph, in the Summary of Additional Conditions and under the heading “Conditions Precedent to Initial Extensions of Credit” in the Term Sheet are satisfied (it being understood that, to the extent any Collateral (as defined in Exhibit B hereto) or any security interest therein (other than the pledge and perfection of security interests in the pledged certificated stock of U.S.-organized entities (including the delivery of such share certificates) (to the extent required under the Term Sheet) and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such Collateral (and perfection of security interests therein) shall not constitute a condition precedent to the availability of the Term Loan Facility on the Closing Date but shall be required to be delivered and perfected after the Closing Date (and in any event, in the case of the pledge and perfection of Collateral not otherwise required on the Closing Date, within 90 days after the Closing Date plus any extensions granted by the Administrative Agent in its sole discretion) pursuant to arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower in the Term Loan Facility Documentation and set forth in the Term Sheet relating to corporate existence, power and authority, the execution, delivery and enforceability of the Term Loan Facility Documentation, no conflict with constitutional documents, solvency of the Borrower and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (solvency to be defined in a manner consistent with the solvency certificate set forth in Annex C-II to Exhibit C), creation, validity and perfection of security interests in the collateral to be perfected on the Closing Date (subject to the foregoing provisions of this paragraph relating to Collateral), U.S. Federal Reserve margin regulations, the PATRIOT Act and the U.S. Investment Company Act. This paragraph is referred to as the “Funding Conditions Provision”. There shall be no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Term Loan Facility Documentation, other than those expressly stated in the second sentence of this paragraph, in the Summary of Additional Conditions and under the heading “Conditions Precedent to Initial Extension of Credit” in the Term Sheet to be conditions to the initial funding under the Term Loan Facility on the Closing Date. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Term Loan Facility, the Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Term Loan Facility in a manner consistent with the Acquisition Agreement.

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You agree (a) to indemnify and hold harmless the Administrative Agents, the Lead Arrangers, each of the Committed Lenders and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, members and successors and assigns of each of the foregoing, but excluding any of the foregoing in its capacity as financial advisor to the Acquired Business or the Seller in connection with the Acquisition (each, a “Sell-Side Advisor”) and any Related Person (as defined below) of such Sell-Side Advisor in such capacity (each, other than such excluded parties, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, of any kind or nature whatsoever to which such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Term Loan Facility or any related transaction or any claim, litigation, investigation or proceeding, actual or threatened, relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether such Indemnified Person is a party thereto and whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse such Indemnified Person upon demand for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnified Persons (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter, after receipt of your consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected Indemnified Person) or other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses (i) to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any Related Person under this Commitment Letter or the Term Loan Facility Documentation (as determined by a court of competent jurisdiction in a final non-appealable decision) or (iii) arising out of, or in connection with, any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person other than any Proceeding against the relevant Indemnified Person in its capacity or in fulfilling its role as an agent, arranger or similar role under the Term Loan Facility, and (b) to reimburse the Committed Lenders and each Indemnified Person from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of the Committed Lenders’ due diligence investigation (and with respect to third party diligence expenses, to the extent any such expenses have been previously approved by you) (such approval not to be unreasonably withheld), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Committed Lenders identified in the Term Sheet and of a single local counsel to the Committed Lenders in each relevant jurisdiction (subject to actual conflicts), except allocated costs of in-house counsel), in each case incurred by the Committed Lenders in connection with the Term Loan Facility and the preparation of this Commitment Letter, the Fee Letter and the Term Loan Facility Documentation (collectively, the “Expenses”); provided that, except as set forth in the Fee Letter, you shall not be required to reimburse any of the Expenses in the event the

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Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online), except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) neither you nor any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with your or its activities related to the Term Loan Facility or this Commitment Letter; provided that, nothing contained in this clause (ii) shall limit your indemnity or reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. For purposes hereof, a “Related Person” of an Indemnified Person (or any Sell-Side Advisor) means, if such Indemnified Person (or Sell-Side Advisor) is an Administrative Agent, a Lead Arranger or a Committed Lender or any of its affiliates and controlling persons, or any of its or their respective officers, directors, employees, agents, members, successors and assigns, any of such Administrative Agent, Lead Arranger or Committed Lender and its affiliates and controlling persons, or any of its or their respective officers, directors, employees, agents, members, successors and assigns.

Your indemnity and reimbursement obligations hereunder will be in addition to any liability which you may otherwise have and will be binding upon and inure to the benefit of any of your successors and assigns and the Indemnified Persons.

You acknowledge that the Committed Lenders and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Committed Lenders nor any of their affiliates will use confidential information obtained from or on behalf of you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Committed Lenders nor any of their affiliates will furnish any such information to other persons. You also acknowledge that neither the Committed Lenders nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, each Committed Lender is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, research, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Committed Lenders and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including

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bank loans and other obligations) of you, the Acquired Business and other companies that may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Each Committed Lender and its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Acquired Business or other companies that may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Committed Lenders and their respective affiliates may have economic interests that conflict with those of the Acquired Business and you. Each Committed Lender may, at any time, (i) provide services to any other person or (ii) act in relation to any matter for any other person whose interests may be adverse to you, the Acquired Business or any member of your group (a “Third Party”), and may retain for its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any Committed Lender is in possession or has come or comes into possession (whether before, during or after the agreements hereunder) of information provided hereunder that is confidential to you; provided that such information shall not (except as expressly permitted by the confidentiality provisions hereof) be shared with any Third Party. You accept that permanent or ad hoc arrangements/information barriers may be used between and within divisions of the Committed Lenders or their affiliates for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose. Information which is held elsewhere within a Committed Lender but of which none of the individual directors, officers or employees having the conduct of transactions contemplated by this letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining such Committed Lender’s responsibilities to you hereunder. No Committed Lender shall have any duty to disclose to, or utilize for the benefit of, you, the Acquired Business or the Sponsor any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business. You agree that the Committed Lenders will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Committed Lenders and you and the Acquired Business, your and their respective stockholders or your and their respective affiliates with respect to the transactions contemplated by this Commitment Letter and the Fee Letter. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Committed Lenders, on the one hand, and you and the Acquired Business, on the other, (ii) in connection therewith and with the process leading to such transactions each Committed Lender is acting solely as a principal and not as agents or fiduciaries of you, the Acquired Business, your and their management, stockholders, creditors or any other person, (iii) the Committed Lenders have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby

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or the process leading thereto (irrespective of whether the Committed Lenders or any of their respective affiliates have advised or are currently advising you or the Acquired Business on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, and that any opinions or views expressed by us to you regarding the Transactions, including but not limited to any opinions or views with respect to the price or market for you or your subsidiaries’ debt, do not constitute advice or recommendations to you or any of your subsidiaries. Please note that the Committed Lenders and their affiliates do not provide tax, accounting or legal advice. You hereby waive and release any claims that you may have against the Committed Lenders (in their capacity as such) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated by this Commitment Letter. It is understood that this paragraph shall not apply to or modify or otherwise affect any arrangement with any Sell-Side Advisor or any financial advisor separately retained by you or any of your affiliates in connection with the Acquisition, in its capacity as such.

This Commitment Letter and the commitments hereunder shall not be assignable by you without the prior written consent of the Committed Lenders, not to be unreasonably withheld (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and the Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Persons) and is not intended to create a fiduciary relationship among the parties hereto. Any and all obligations of, and services to be provided by, the Committed Lenders hereunder (including, without limitation, its commitment) may be performed and any and all rights of the Committed Lenders hereunder may be exercised by or through any of their affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate will not relieve the Committed Lenders from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Committed Lenders and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter (i) are the only agreements that have been entered into among the parties hereto with respect to the Term Loan Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Term Loan Facility and set forth the entire understanding of the parties hereto with respect thereto. This Commitment Letter (including the Annexes and Exhibits hereto) amends and restates that certain commitment letter (the “Original Commitment Letter”) dated May 2, 2012, among Credit Suisse AG, Credit Suisse Securities (USA) LLC, UBS

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Loan Finance LLC, UBS Securities LLC, Royal Bank of Canada and the Company, and such Original Commitment Letter shall be deemed superseded hereby upon the effectiveness of this Commitment Letter. It is understood and agreed that Citi shall be entitled to the benefits of the indemnification provisions of this Commitment Letter as if they were in effect on the date of the Original Commitment Letter.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Term Loan Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Term Loan Facility is subject to conditions precedent and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (I) WHETHER ANY REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED BUSINESS, ITS SUBSIDIARIES AND THEIR RESPECTIVE BUSINESSES MADE BY THE ACQUIRED BUSINESS OR THE SELLER IN THE ACQUISITION AGREEMENT HAVE BEEN BREACHED, (II) WHETHER YOU CAN TERMINATE YOUR OBLIGATIONS UNDER THE ACQUISITION AGREEMENT (OR OTHERWISE DECLINE TO CONSUMMATE THE ACQUISITION) AND (III) WHETHER AN ACQUIRED BUSINESS MATERIAL ADVERSE EFFECT (AS DEFINED IN ANNEX C-I TO EXHIBIT C) HAS OCCURRED, SHALL, IN EACH CASE BE GOVERNED BY THE LAWS OF THE STATE OR JURISDICTION THE LAWS OF WHICH GOVERN THE ACQUISITION AGREEMENT.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

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Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter and the Fee Letter, or the transactions contemplated hereby, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, or the transactions contemplated hereby, in any such New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or this Commitment Letter and its terms or substance, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsor and to your and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) if the Committed Lenders consent to such proposed disclosure (such consent not to be unreasonably withheld), (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or, to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case, you agree, to the extent practicable and not prohibited by law, to notify us of the proposed disclosure in advance of such disclosure and if you are unable to notify us in advance of such disclosure, such notice shall be delivered to us promptly thereafter to the extent permitted by law) or (d) to the extent necessary in connection with the exercise of any remedy or enforcement of any right hereunder; provided that (i) you may disclose this Commitment Letter and the contents hereof to the Seller, the Acquired Business and their respective officers, directors, equity holders, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents in any proxy or other public filing relating to the Acquisition and in the Confidential Information Memorandum in a manner to be mutually agreed upon, (iii) you may disclose this Commitment Letter, and the contents hereof, to potential Lenders and potential equity investors on a confidential and need-to-know basis and to rating agencies in connection with obtaining ratings for the Borrower and the Term Loan Facility, (iv) you may disclose the fees contained in the Fee Letter as

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part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials, any proxy or other public filing or in the Confidential Information Memorandum, (v) to the extent portions thereof have been redacted in a customary manner (including, without limitation, redaction of fee amounts), you may disclose the Fee Letter and the contents thereof to the Seller, the Acquired Business and their respective officers, directors, equity holders, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis, (vi) you may disclose the Fee Letter and the contents thereof to any prospective equity investor and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and (vii) you may disclose this Commitment Letter and the contents hereof to the lenders and agents under the ABL Facility and their respective officers, directors, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis. The obligations under this paragraph with respect to the Commitment Letter shall terminate automatically after the Term Loan Facility Documentation shall have been executed and delivered by the parties thereto.

You agree that you will permit us to review and approve (such approval not to be unreasonably withheld) any reference to us or any of our affiliates in connection with the Term Loan Facility or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release.

The Committed Lenders and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent the Committed Lenders from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Committed Lenders, to the extent practicable and not prohibited by applicable law, agree (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over the Committed Lenders or any of their affiliates (in which case the Committed Lenders, to the extent practicable and not prohibited by law, agree (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) to inform you promptly thereof and if the Committed Lenders are unable to notify you in advance of such disclosure, such notice shall be delivered to you promptly thereafter to the extent permitted by law), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Committed Lenders or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Seller or any of its subsidiaries (including those set forth in this paragraph), (d) to the extent that such information is received by the Committed Lenders from a third party that is not to the Committed Lenders’ knowledge subject to confidentiality obligations owing to you, the Seller or any of its subsidiaries, (e) to the extent that such information was already in

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the Committed Lenders’ possession or is independently developed by the Committed Lenders, (f) to the Committed Lenders’ affiliates and the Committed Lenders’ and such affiliates’ respective partners, trustees, officers, directors, employees, attorneys, accountants, agents, advisors and other representatives who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) or are subject to customary confidentiality obligations, (g) to potential or prospective Lenders, participants or assignees and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower and its obligations under the Term Loan Facility (in each case, other than a Disqualified Institution), in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) subject to your prior approval of the information to be disclosed (such approval not to be unreasonably withheld, conditioned or delayed), to rating agencies in connection with obtaining ratings for the Borrower and the Term Loan Facility, (i) for purposes of establishing a “due diligence defense”, (j) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder, (k) to any other party hereto or (l) to the extent you consent to such proposed disclosure. The Committed Lenders’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Term Loan Facility upon the initial funding thereunder, if and to the extent the Committed Lenders are party thereto, and shall in any event terminate upon the second anniversary of the date of the Original Commitment Letter.

The syndication, reimbursement and compensation provisions (if applicable in accordance with the terms hereof and the Fee Letter), indemnification, waiver of special damages, confidentiality (except to the extent set forth herein), jurisdiction, governing law, venue, absence of fiduciary relationship and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Term Loan Facility Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Committed Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to the confidentiality of the Fee Letter and the syndication of the Term Loan Facility (including with respect to correcting or supplementing any Information or Projections hereunder until the earlier to occur of (i) a Successful Syndication and (ii) 60 days after the Closing Date), shall automatically terminate and be superseded by the Term Loan Facility Documentation upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter, and you shall be automatically released from all liability in connection therewith at such time.

We hereby notify you that pursuant to the requirements of the U.S. PATRIOT Improvement and Reauthorization Act, Title III of Pub. L.107-56 (signed into law October 26, 2001, as amended from time to time, the “PATRIOT Act”), each of the Committed Lenders and each other Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the

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Borrower and each Guarantor that will allow any of the Committed Lenders or such Lender to identify such Borrower and such Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Committed Lenders and each Lender.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to Credit Suisse, on behalf of the Committed Lenders, executed counterparts hereof and of the Fee Letter not later than 9:00 p.m., New York City time, on May 16, 2012. The Committed Lenders’ commitments hereunder and agreements contained herein will expire at such time in the event that Credit Suisse has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter and the commitments and undertakings of each of the Committed Lenders hereunder shall automatically terminate upon the first to occur of (i) the termination of the definitive documentation for the Acquisition, including the Acquisition Agreement, (ii) November 7, 2012, unless each of the Committed Lenders shall, in their discretion, agree to an extension and (iii) the consummation of the Transaction with or without the funding of the Term Loan Facility. You shall have the right to terminate this Commitment Letter and the commitments of the Committed-Lenders hereunder with respect to the Term Loan Facility (or a portion thereof pro rata among the Committed Lenders) at any time upon written notice to the Committed Lenders from you, subject to your surviving obligations as set forth in the third to last paragraph of this Commitment Letter and in the Fee Letter.

[Remainder of this page intentionally left blank]

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The Committed Lender is pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

[signature pages follow]

[Signature Page to Amended & Restated Commitment Letter]

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Sarah Marie Martin
Name: Sarah Marie Martin
Title: Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Robert Hetu
Name: Robert Hetu
Title: Managing Director

By:	/s/ Rahul Parmar
Name: Rahul Parmar
Title: Associate

[Signature Page to Amended & Restated Commitment Letter]

UBS LOAN FINANCE LLC

By:	/s/ John C. Duggan
Name: John C. Duggan
Title: Managing Director
Leveraged Capital Markets

By:	/s/ Kristine M. Shryock
Name: Kristine M. Shryock
Title: Director and Counsel
Region Americas Legal

UBS SECURITIES LLC

By:	/s/ John C. Duggan
Name: John C. Duggan
Title: Managing Director
Leveraged Capital Markets

By:	/s/ Kristine M. Shryock
Name: Kristine M. Shryock
Title: Director and Counsel
Region Americas Legal

[Signature Page to Amended & Restated Commitment Letter]

ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
Name: James S. Wolfe
Title: Managing Director
Head of US Leveraged Finance

[Signature Page to Amended & Restated Commitment Letter]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ David Leland
Name: David Leland
Title: Managing Director

[Signature Page to Amended & Restated Commitment Letter]

Accepted and agreed to as of

the date first above written:

NCI BUILDING SYSTEMS, INC.

By:	/s/ Todd R. Moore
Name: Todd R. Moore
Title: Executive Vice President & General Counsel

[Signature Page to Amended & Restated Commitment Letter]

CONFIDENTIAL	EXHIBIT A

Project Verde

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the other Exhibits to the Commitment Letter.

NCI Building Systems, Inc., a Delaware corporation (the “Company” or “you”), intends to acquire (the “Acquisition”), directly or indirectly, all of the equity interests of Metl-Span LLC (the “Acquired Business”).

In connection with the foregoing, it is intended that:

a)	Pursuant to the Equity Purchase Agreement (together with the Acquired Business’s disclosure schedules delivered in connection therewith, collectively, the “Acquisition Agreement”) among NCI Group, Inc., VSMA, Inc. (the “Seller”), the Acquired Business and BlueScope Steel North America Corporation, the Company will, directly or indirectly, acquire (the “Acquisition”) the Acquired Business. Pursuant to the Acquisition, the Seller shall have the right to receive the amount required to consummate the Acquisition (the “Acquisition Consideration”) in accordance with the terms of the Acquisition Agreement.

b)	The Borrower will obtain up to $250.0 million under the Term Loan Facility on the closing date of the Acquisition, which amount shall be used, together with borrowings under the Company’s Loan and Security Agreement, dated as of October 20, 2009, among the Company, certain of its subsidiaries, the lenders party thereto and Wells Fargo Foothill, LLC, as administrative agent and co-collateral agent and Bank of America, N.A. and General Electric Capital Corporation, each as co-collateral agent (the “ABL Facility”) and/or cash on hand, inter alia to consummate the Acquisition, to redeem or repay certain existing indebtedness of the Company and its subsidiaries, including the Existing Term Loan Facility and the Repaid Indebtedness (each as defined below) (the “Refinancing”) and to pay fees, premiums and expenses incurred in connection with the Transactions (such fees, premiums and expenses, the “Transaction Costs”, and together with the Acquisition Consideration (as defined above) and the Refinancing, the “Acquisition Costs”).

c)	All indebtedness for borrowed money under the Company’s existing Amended and Restated Credit Agreement, dated as of October 20, 2009, among the Company, the lenders party thereto, and Wachovia Bank, National Association (the “Existing Term Loan Facility”) that is outstanding on the Closing Date will be repaid.

d)	All third party indebtedness for borrowed money of the Acquired Business and its subsidiaries (other than indebtedness incurred or issued pursuant to the Transactions) that is outstanding on the Closing Date will be repaid, redeemed, defeased or otherwise discharged (or irrevocable notice for the redemption thereof will be given) (collectively, the “Repaid Indebtedness”), except for any existing third party indebtedness for borrowed money of the Acquired Business and its subsidiaries (“Existing Indebtedness”) that the Company has requested to be permitted to remain outstanding with the approval of the Lead Arrangers (not to be unreasonably withheld) and any capital leases existing on the date of the Original Commitment Letter or permitted to be incurred under the Acquisition Agreement, which shall remain outstanding after the Closing Date.

e)	The Borrower will obtain an amendment to the Intercreditor Agreement (as defined in Exhibit B), in substantially the form of Exhibit D to the Commitment Letter (the “Intercreditor Agreement Amendment”), in order to permit the Term Loans incurred on the Closing Date to constitute “Term Loan Obligations” thereunder.

The transactions described above and the payment of related fees, premiums and expenses are collectively referred to herein as the “Transactions”.

A-2

CONFIDENTIAL	EXHIBIT B

Project Verde

$250.0 million Term Loan Facility

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto.

Borrower:	The Company (the “Borrower”).

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Agents:	Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate) will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Administrative Agent”) in respect of the Term Loan Facility, Royal Bank of Canada and UBS Loan Finance LLC will act as syndication agent(s) for the Term Loan Facility and a bank or banks to be agreed will act as documentation agent(s) for the Term Loan Facility (collectively, the “Agents”), in each case for a syndicate of financial institutions to be reasonably acceptable to the Lead Arranger and the Borrower (together with the Committed Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers:	Credit Suisse Securities (USA) LLC, RBC Capital Markets, UBS Securities LLC and Citi (in such capacity, each a “Lead Arranger” and, collectively, the “Lead Arrangers”).

Term Loan Facility:	A senior secured term loan facility in an aggregate principal amount of $250.0 million (the “Term Loan Facility”; the loans thereunder, the “Term Loans”).

Incremental Facilities:	The Term Loan Facility will permit the Borrower to add additional term loans under the Term Loan Facility or one or more incremental term loan facilities to be included in the Term Loan Facility (each, an “Incremental Term Facility”) and/or one or more revolving credit facility commitments or letter of credit facility commitments to be included in the Term Loan

Facility (each, an “Incremental Revolving Facility”; together with any Incremental Term Facility, the “Incremental Facilities”) in an aggregate principal amount for all such increases and incremental facilities not to exceed (a) $75.0 million plus (b) an additional amount if, after giving effect to the incurrence of such additional amount, the Total Secured Leverage Ratio (as defined below) is equal to or less than 3.50:1.00 (and assuming all such additional amounts were secured, whether or not so secured); provided that (i) no existing Lender will be required to participate in any such Incremental Facility, (ii) no payment or bankruptcy event of default exists, or would exist after, giving effect thereto, (iii) the final maturity date and the weighted average maturity of any such Incremental Term Facility shall not be earlier than, or shorter than, as the case may be, the maturity date or the weighted average life, as applicable, of the Term Loan Facility (subject to exceptions for customary bridge financings), (iv) the interest rates applicable to any Incremental Facilities, and the amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder, provided that with respect to any Incremental Term Facility made on or prior to the date that is 24 months after the Closing Date, if the applicable interest rate relating to the Incremental Term Facility exceeds the applicable interest rate relating to the existing Term Loan Facility by more than 50 basis points, the applicable interest rate relating to the existing Term Loan Facility shall be adjusted to be equal to the applicable interest rate relating to the Incremental Term Facility minus 50 basis points; provided further that in determining such applicable interest rates, (x) original issue discount (“OID”) or upfront fees (but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Incremental Term Facility or the existing Term Loan Facility, as applicable) (which upfront fees shall be deemed to constitute a like amount of OID) paid by the Borrower to the Lenders under the Incremental Term Facility and the existing Term Loan Facility in the initial primary syndication thereof shall be included and equated to interest rate (with OID being equated to interest based on an assumed four-year life to maturity) and (y) any amendments to the applicable margin on the existing Term Loan Facility that became effective subsequent to the Closing Date but prior to the time of such Incremental Term Facility shall also be included in such calculations; provided further that if Adjusted LIBOR (as defined below) or ABR (as defined below) in respect of such Incremental Term Facility includes an interest rate floor greater than the interest rate floor applicable to the existing Term Loan Facility, such increased amount shall be equated to interest margin for purposes of determining whether an increase to the applicable interest margin under the existing Term Loan Facility shall be required, to the extent an increase in the interest rate floor in the existing Term Loan Facility would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing Term Loan Facility shall be increased by such increased amount, and (v) any Incremental Facility shall be on terms and pursuant to documentation reasonably satisfactory to the Borrower, provided that, to the extent such terms and documentation are not consistent with the Term Loan Facility (except to the extent permitted by clause (iii) or (iv) above), they shall be reasonably satisfactory to the Administrative Agent and the Borrower.

As used herein, the “Total Secured Leverage Ratio” means the ratio of total secured net debt for borrowed money including capital leases and purchase money obligations (calculated net of unrestricted cash and cash equivalents, other than proceeds of Incremental Term Facilities that are not intended to be used for working capital, if applicable, borrowed at the time of determination) to trailing four-quarter EBITDA (to be defined on a basis consistent with the standard set forth under “Documentation” below).

The Term Loan Facility will permit the Borrower to utilize availability under the Incremental Facilities amount to issue first or junior lien secured notes or loans (subject (i) in the case of first lien secured notes or loans to the Intercreditor Agreement, dated as of October 20, 2009, by and among the Company, certain of the Company’s subsidiaries, Wells Fargo Foothill, LLC, as the Working Capital Agent and the Working Capital Administrative Agent, Wachovia Bank, National Association, as the Term Loan Agent and the Term Loan Administrative Agent, and Wells Fargo Bank, National Association, as the Controlling Agent, which shall be amended to permit any debt incurred under the ABL Facility in compliance with the debt and lien covenants contained in the Term Loan Facility Documentation to constitute “Working Capital Obligations” thereunder (as so amended, the “Intercreditor Agreement”) and (ii) in the case of junior lien secured notes or loans to intercreditor terms to be set forth in an exhibit to the definitive documentation for the Term Loan Facility which will be consistent with and substantially in the form of the Intercreditor Agreement attached as Exhibit L to the Precedent Term Loan Facility (as defined below) or on other terms to be agreed (the “Intercreditor Terms”)) or unsecured notes or loans, with the amount of such secured or unsecured notes or loans reducing the aggregate principal amount available for the Incremental Facilities; provided that such secured or unsecured notes or loans (i) do not mature on or prior to the maturity date of, or have a shorter weighted average life than, loans under the Term Loan Facility (subject to exceptions for customary bridge financings), (ii) do not provide for mandatory prepayments of any such junior priority or unsecured notes or loans (subject to customary exceptions) except to the extent that prepayments are made, to the extent required under the Term Loan Facility Documentation, first pro rata to the Term Loan Facility and any first lien secured notes or loans to the extent required by the terms of the documentation governing such first lien secured notes or loans, (iii) shall not be secured by any lien on any asset of the Borrower or any Guarantor that does not also secure the Term Loan Facility, or be guaranteed by any person other than the Guarantors, and (iv) in the case of any such secured notes or loans, shall be subject to an intercreditor agreement consistent with the Intercreditor Terms above or on other terms to be agreed.

Purpose:	The proceeds of borrowings under the Term Loan Facility will be used by the Borrower on the Closing Date solely to finance Acquisition Costs.

Availability:	The Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth in Annex I hereto.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount, including overdue interest, the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum.

Final Maturity and Amortization:	The Term Loan Facility will mature on the date that is seven years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Term Loan Facility with the balance payable on the seventh anniversary of the Closing Date; provided that the Term Loan Facility Documentation shall provide the right of individual Lenders to agree to extend the maturity of their Term Loans upon the request of the Borrower and without the consent of any other Lender (as further described under the heading “Voting” below).

Guarantees:	All obligations of (i) the Borrower under the Term Loan Facility (the “Borrower Obligations”) and (ii) the Borrower or any Guarantor (as defined below) under interest rate protection, commodity trading or hedging, currency exchange or other non-speculative hedging or swap arrangements or cash management arrangements designated by the Borrower, including any entered into with any Lender or any affiliate of a Lender (the “Hedging/Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured basis by each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of the Borrower (other than any such subsidiary (u) that is a subsidiary of a foreign subsidiary of the Borrower, (v) that is an unrestricted subsidiary, (w) that is individually, and together with any other subsidiaries deemed immaterial subsidiaries pursuant to the foregoing, below materiality thresholds to be mutually agreed, (x) that is not permitted by law, regulation or contract to provide such guarantee, or would require governmental (including regulatory) consent, approval, license or authorization to provide such guarantee, unless such consent, approval, license or authorization has been received, or for which the provision of such guarantee would result in a material adverse tax consequence to the Borrower or one of its subsidiaries (as reasonably determined by the Borrower), (y) certain special purpose entities or (z) that is formed solely for the purpose of becoming a parent entity of the Borrower, or merging with the Borrower in connection with another wholly owned U.S. subsidiary becoming a parent entity of the Borrower, or otherwise creating or forming a parent entity of the Borrower); it being understood that a foreign subsidiary holding company, substantially all of whose assets consist of capital stock and/or indebtedness of one or more foreign subsidiaries, intellectual property relating to such foreign subsidiaries and any other assets incidental thereto, will be deemed a foreign subsidiary for purposes of this provision (such guarantors, the “Guarantors”); provided that any domestic subsidiary providing a guarantee in respect of the ABL Facility shall be a Guarantor under the Term Loan Facility. In addition, certain subsidiaries may be excluded from the guarantee requirements under the Term Loan Facility Documentation in circumstances where the Borrower and the Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Subject to the restricted payment covenant and the definition of Investment in the Term Loan Facility Documentation, the Borrower may designate any subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary so long as, immediately after giving effect to such designation, (x) the Consolidated Coverage Ratio (to be defined on a basis consistent with the standard set forth under “Documentation” below) would be equal to or greater than 2.00:1.00 or (y) the Consolidated Coverage Ratio would be equal to or greater than it was immediately prior to giving effect to such designation. Unrestricted subsidiaries will not be subject to the representations and warranties, covenants, events of default or other provisions of the Term Loan Facility Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the Term Loan Facility Documentation except to the extent of distributions received therefrom.

Security:	Subject to the limitations set forth below in this section, and, on the Closing Date, to the Funding Conditions Provision, the Borrower Obligations, the Guarantees and any Hedging/Cash Management Arrangements will be secured by (i) a security interest in substantially all the present and after-acquired tangible and intangible assets of the Borrower and each Guarantor (collectively, but excluding the Working Capital Priority Collateral (as defined in the Intercreditor Agreement) and Excluded Assets (as defined below), the “Term Loan Priority Collateral” and together with the Working Capital Priority Collateral, the “Collateral”), which security interest in the Term Loan Priority Collateral will be first in priority (as between the Term Loan Facility and the ABL Facility) and shall include (except as to Excluded Assets) but not be limited to (a) a perfected pledge of all the capital stock of each direct material wholly-owned restricted subsidiary held by the Borrower or any Guarantor (which pledge, in the case of any foreign subsidiary of a U.S. entity shall be limited to 65% of each series of capital stock of such foreign subsidiary and it being understood that a foreign subsidiary holding company, substantially all of whose assets consist of capital stock and/or indebtedness of one or more foreign subsidiaries, intellectual property relating to such foreign subsidiaries and any other assets incidental thereto, will be deemed a foreign subsidiary for purposes of this provision) and (b) perfected security interests in, and mortgages on, equipment, general intangibles, investment property, intellectual property, material fee-owned real property, intercompany notes and proceeds of the foregoing and (ii) a security interest in the Working Capital Priority Collateral, which security interest in the Working Capital Priority Collateral will be second in priority (as between the Term Loan Facility and the ABL Facility).

The priority of security interests and relative rights of the Lenders under the Term Loan Facility and the lenders under the ABL Facility shall be subject to the Intercreditor Agreement. The Administrative Agent shall execute a joinder to the Intercreditor Agreement in substantially the form of Exhibit B thereto.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee owned real property with a value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing; provided that the Borrower uses commercially reasonable efforts to provide the required mortgages on the Closing Date), (ii) leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), motor vehicles and assets subject to certificates of title, aircraft, non-U.S. intellectual property, letter of credit rights with a value of less than an amount to be agreed and commercial tort claims with a value of less than an amount to be agreed, (iii) assets specifically requiring perfection through control agreements (i.e., cash, deposit accounts or other bank or securities accounts, etc.) other than, to the extent required under the ABL Facility, Cash Management Accounts and Concentration Accounts (in each case as defined in the ABL Facility), (iv) margin stock and, those assets over which the granting of security interests in such assets would be prohibited by contract, applicable law or regulation or the organizational documents of any non-wholly owned subsidiary (including permitted liens, leases and licenses) (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibitions), or to the extent that such security interests would result in adverse tax consequences as determined by the Borrower, (v) the Acquisition Agreement and any rights therein or arising thereunder (it being understood that this clause (v) shall not apply to any proceeds of the Acquisition Agreement), (vi) equity interests of unrestricted subsidiaries, (vii) those assets as to which the Administrative Agent and the Borrower reasonably determine that the costs of obtaining such security interests in such assets or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, and (viii) other exceptions to be mutually agreed upon or that are usual and customary for facilities of this type consistent with the standard set forth under “Documentation” below. The foregoing described in clauses (i) through (viii) are, collectively, the “Excluded Assets”.

Notwithstanding anything herein to the contrary, any property of the Borrower or any Guarantor that is pledged to secure obligations under the ABL Facility shall be pledged to secure the Borrower Obligations, the Guarantees and the Hedging/Cash Management Arrangements.

All the above-described pledges, security interests and mortgages shall be created and perfected on terms, and pursuant to documentation, consistent with and substantially similar to (a) that certain Guarantee and Collateral Agreement, dated as of May 25, 2011, among CDRT Acquisition Corporation, Emergency Medical Services Corporation, the guarantors party thereto and Deutsche Bank AG New York Branch and (b) Exhibit C to the Precedent Term Loan Facility, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, subject to customary exceptions for financings of this kind consistent with the standard set forth under “Documentation” below.

For the avoidance of doubt, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests therein (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

Mandatory Prepayments:	The Term Loans shall be prepaid with (a) commencing with the first full fiscal year of the Borrower to occur after the Closing Date, 50% of Excess Cash Flow (to be defined consistent with “Documentation” below), with a reduction to zero based upon achievement of a ratio of total net debt to EBITDA (the “Leverage Ratio”) (to be defined consistent with “Documentation” below; provided that there shall be no cap on the netting of cash and cash equivalents); provided that any voluntary prepayments of loans (including loans under the ABL Facility and any Incremental Revolving Facility to the extent any commitments with respect thereto are permanently reduced) shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis (other than to the extent such prepayments are funded with the proceeds of long-term indebtedness); (b) 100% of the net cash proceeds received from the incurrence of indebtedness by the Borrower or any of its restricted subsidiaries (other than the incurrence of indebtedness permitted under the Term Loan Facility); and (c) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including insurance and condemnation proceeds) in excess of an amount to be agreed and subject to the right of the Borrower to reinvest such proceeds if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to reinvestment, reinvested within 6 months thereafter, and other exceptions to be agreed upon consistent with the standard set forth under “Documentation” above. Notwithstanding the foregoing, mandatory prepayments made pursuant to clauses (a), (b) and (c) above shall be limited to the extent that the Borrower determines that such prepayments would result in material adverse tax consequences related to the repatriation of funds in connection therewith by foreign subsidiaries.

Within the Term Loan Facility, mandatory prepayments shall be applied first, to accrued interest and fees due on the amount of the prepayment under the Term Loan Facility and second, to the remaining amortization payments under the Term Loan Facility as directed by the Borrower (and in case of no direction, applied in direct order of maturity).

Any Lender may elect not to accept any mandatory prepayment made pursuant to clause (a) or (c) (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower and will increase the basket for repayment of specified junior debt in the restricted payments covenant.

Voluntary Prepayments:	Voluntary prepayments of borrowings under the Term Loan Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs actually incurred in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Loan Facility will be applied to the remaining amortization payments under the Term Loan Facility as directed by the Borrower.

Documentation:	The definitive documentation for the Term Loan Facility (the “Term Loan Facility Documentation”), the definitive terms of which will be negotiated in good faith, will be “covenant-lite” and will contain incurrence-based covenants consistent with this Term Sheet and, subject to the foregoing, will otherwise be consistent with and substantially similar to, that certain Credit Agreement, dated as of May 25, 2011 (the “Precedent Term Loan Facility”), among CDRT Merger Sub, Inc., as borrower, the lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and will take into account and be modified fully as appropriate to reflect the terms set forth in the Commitment Letter and, if applicable, the flex provisions of the Fee Letter, taking into account differences related to the Borrower and its business (including as to operational and strategic requirements of the Company, the Acquired Business and their respective subsidiaries in light of their size, industries, businesses, business practices and business plans) (it being understood that basket sizes will be set taking into account the relative EBITDA and consolidated total assets of the Borrower) and operational and administrative changes reasonably requested by the Administrative Agent, and in any event will contain only those conditions to borrowing, representations and warranties, covenants and events of default expressly set forth in this Term Sheet. Notwithstanding the foregoing, the only conditions to the availability of the Term Loan Facility on the Closing Date shall be the conditions set forth in the Funding Conditions Provision and in Exhibit C to the Commitment Letter.

Representations and Warranties:	Limited to the following: organizational status, authority and enforceability of the Term Loan Facility Documentation, no violation of, or conflict with, law, charter documents or agreements, litigation, margin regulations, governmental approvals, U.S. Investment Company Act, PATRIOT Act, laws applicable to sanctioned persons, accuracy of disclosure, financial statements and no material adverse change (as defined in the Acquisition Agreement) on the Closing Date, no default (after the Closing Date), no default under contractual obligations, no undisclosed liabilities, taxes, ERISA, labor matters, subsidiaries, intellectual property, insurance, creation and perfection of security interests, compliance with laws, environmental matters, properties, use of proceeds and consolidated closing date solvency, subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality consistent with the standard set forth under “Documentation” above.

The representations and warranties will be required to be made in connection with each extension of credit (including the extensions of credit on the Closing Date), except that the failure of any representation or warranty (other than the Specified Representations and the Acquired Business Representations) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the Term Loan Facility.

Conditions Precedent to Initial Extensions of Credit:	The initial extensions of credit under the Term Loan Facility will be subject solely to (a) the applicable conditions set forth in the Funding Conditions Provision and in Exhibit C to the Commitment Letter and (b) the condition that the Specified Representations and Acquired Business Representations shall be true and correct in all material respects on and as of the Closing Date (although any Specified Representation or Acquired Business Representation which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

Affirmative Covenants:	Limited to the following: delivery of annual and quarterly financial statements and other information (accompanied, in the case of annual financial statements, by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit other than solely with respect to, or resulting solely from (i) an upcoming maturity date under the Term Loan Facility occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period), delivery of notices of defaults and certain material events (including ERISA events), inspection rights (including books and records), maintenance of existence and rights and privileges, maintenance of insurance, payment of taxes and obligations, compliance with laws (including environmental laws), maintenance of books and records, maintenance of properties, including real property, changes in fiscal year (which shall provide that the Company will be able to change its fiscal year once during the term of the Term Loan Facility), use of proceeds, commercially reasonable efforts to maintain ratings, additional guarantors and collateral and further assurances on collateral matters, subject, in the case of each of the foregoing covenants, to exceptions and qualifications consistent with the standard set forth under “Documentation” above.

Negative Covenants:

Limited to the following incurrence-based high yield covenants: limitations on the incurrence of debt, liens, fundamental changes, restrictions on subsidiary distributions, transactions with affiliates (with exceptions to include among other things transactions approved by a majority of disinterested directors), further negative pledge, asset sales (which shall be permitted subject to (i) a customary minimum cash consideration requirement to be agreed, (ii) a fair market value requirement, and (iii) a requirement that the proceeds of asset sales be applied in accordance with “Mandatory Prepayments”), restricted payments (limited to dividends, investments and repayment of specified junior debt), amendments of documents related to specified junior debt and line of business, in the case of each of the foregoing covenants subject to exceptions, qualifications and, as appropriate, baskets to be agreed upon consistent with the standard set forth under “Documentation” above.

The ability to incur “ratio debt” will be consistent with the Precedent Term Loan Facility, provided that the aggregate amount of Indebtedness permitted to be incurred by non-guarantor subsidiaries shall be subject to a cap to be agreed.

Financial Covenant:	None.

Events of Default:	Limited to the following: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default (other than in the case of any financial maintenance covenant) and cross acceleration to material indebtedness; bankruptcy and insolvency of the Borrower or its significant subsidiaries; material monetary judgments; ERISA events; actual or asserted invalidity of material guarantees or security documents; and change of control, in the case of each of the foregoing defaults subject to threshold, notice and grace period provisions consistent with the standard set forth under “Documentation” above.

Voting:	Amendments and waivers of the Term Loan Facility Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Term Loan Facility (the “Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Lender, (B) reductions of principal (including scheduled amortization), interest or fees, (C) extensions or postponement of final maturity or any scheduled amortization, and (D) releases of all or substantially all the value of the Guarantees or releases of liens on all or substantially all of the Collateral, (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) modifications to certain provisions requiring the pro rata treatment of Lenders and (iii) customary protections for the Administrative Agent will be provided.

The Term Loan Facility shall contain provisions permitting the Borrower to replace or, if no payment or bankruptcy event of default has occurred and is continuing, prepay the Loans and terminate the commitments of non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Term Loan Facility shall have consented thereto.

Notwithstanding anything to the contrary set forth herein, the Term Loan Facility shall provide that the Borrower may at any time and from time to time request that all or a portion of any Term Loans be:

(a) converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Loans”) and upon such request of the Borrower any individual Lender shall have the right to agree to extend the maturity date of its outstanding Term Loans without the consent of any other Lender; provided that all such requests shall be made pro rata to all Lenders. The terms of Extended Loans shall be substantially similar to the existing loans except for interest rates, fees, amortization, final maturity date, provisions requiring optional and mandatory prepayments to be directed first to the non-extended loans prior to being applied to Extended Loans and certain other customary provisions to be agreed; or

(b) exchanged for unsecured notes or secured notes ranking pari passu with or junior to the Term Loan Facility (“Term Loan Facility Exchange Indebtedness”); provided that such Term Loan Facility Exchange Indebtedness (i) has a weighted average maturity outside the final stated maturity of the Term Loan Facility, (ii) shall be issued in exchange for loans under the Term Loan Facility pursuant to an offer made on a pro rata basis to all Lenders holding Term Loans, and any Term Loans that are so exchanged shall be immediately cancelled, (iii) is in an aggregate principal amount equal to the aggregate principal amount of the Term Loans exchanged therefor and (iv) has covenants not materially more restrictive taken as a whole (as determined by the Borrower in good faith) than the Term Loan Facility.

Cost and Yield Protection:	Usual for facilities and transactions of this type and consistent with “Documentation” above, and to include increased cost protection as a result of the Dodd-Frank Act, Basel III or any successor or similar authority.

Assignments and Participations:	The Lenders will be permitted to assign Term Loans with the consent of the Borrower (not to be unreasonably withheld); provided that no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy Event of Default (with respect to the Borrower) or (ii) for assignments of Term Loans to any existing Lender or an affiliate of an existing Lender or an Approved Fund (to be defined consistent with “Documentation” above, and an “Approved Fund”). All assignments will require the consent of the Administrative Agent unless such assignment is an assignment of Term Loans to another

Lender, an affiliate of a Lender or an Approved Fund, not to be unreasonably withheld. Assignments to any Disqualified Institution (except to the extent the Borrower has consented to such assignment) and natural persons shall be prohibited. Each assignment will be in an amount of an integral multiple of $1.0 million with respect to the Term Loan Facility or, if less, all of such Lender’s remaining loans and commitments of the applicable class. Assignments will be by novation. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the Administrative Agent).

The Lenders will be permitted to sell participations in Term Loans without restriction, other than as set forth in the next two sentences, and in accordance with applicable law. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral. Participations to any Disqualified Institution and natural persons shall be prohibited.

The Term Loan Facility Documentation shall provide that (a) Term Loans may be purchased and assigned on a non-pro rata basis through (i) open market purchases and (ii) Dutch auction or similar procedures to be agreed that are offered to all Lenders on a pro rata basis in accordance with customary procedures to be agreed and subject to customary restrictions to be agreed, provided that, in the case of any prepayment pursuant to clause (ii), no payment or bankruptcy event of default has occurred and is continuing at the time of such prepayment, and (b) the Sponsor, the Borrower and any other affiliates of the Borrower shall be eligible assignees; provided that (i) any such Term Loans acquired by the Borrower or any of its subsidiaries shall be retired and cancelled promptly upon acquisition thereof (or contribution thereto, including as contemplated by the following clause (ii)) and (ii) any such Term Loans acquired by the Sponsor or any of its affiliates may, with the consent of the Borrower, be contributed to the Borrower (whether through any of its direct or indirect parent entities or otherwise) and exchanged for debt or equity securities of such parent entity or the Borrower that are otherwise permitted to be issued by such entity at such time.

Assignments to the Sponsor and its affiliates (other than any such affiliate that is a bona fide debt fund (an “Affiliated Debt Fund”)) (each, an “Affiliated Lender”) shall be permitted subject to the following limitations:

(i) Affiliated Lenders (A) will not receive information provided solely to the Administrative Agent or Lenders and will not be permitted to attend/participate in Lender meetings and (B) shall not receive advice of counsel to the Administrative Agent or the Lenders or challenge their attorney-client privilege;

(ii) the Affiliated Lenders shall have no right to vote any of its interest under the Term Loan Facility (such interest will be deemed voted in the same proportion as non-affiliated Lenders voting on such matter) except with respect to any amendment (A) to increase the commitment of the relevant Affiliated Lender, (B) to extend or postpone the final maturity or scheduled date of amortization, (C) to reduce the principal, interest or fees, (D) to release all or substantially all the value of the Guarantees or to release liens on all or substantially all of the Collateral, (E) which would affect such Affiliated Lender differently than other Lenders or (F) which would otherwise require the consent of all Lenders or all Lenders directly and adversely affected, and the Affiliated Lenders shall have no right to direct the Administrative Agent to take any action except with respect to any action set forth in the foregoing clauses (A) through (F); provided that no amendment, modification or waiver of the Term Loan Facility Documentation shall, without the consent of the Affiliated Lenders, deprive any Affiliated Lender of its pro rata share of any payment to which all Lenders of the same class are entitled;

(iii) the amount of Term Loans purchased (including under the Incremental Term Facility) by Affiliated Lenders shall not exceed 25% of the aggregate outstanding amount of Term Loans (including under the Incremental Term Facility) at any time; and

(iv) for any “Required Lender” vote, Affiliated Debt Funds cannot, in the aggregate, account for more than 50% of the amounts included in determining whether the “Required Lenders”, as applicable, have consented to any amendment, waiver or other action.

The Term Loan Facility Documentation will not require the Borrower or an Affiliated Lender, as applicable, to make a “no MNPI” representation in connection with Borrower repurchases or Affiliated Lender assignments and will require that the parties thereto waive any potential claims arising from the Borrower or the applicable Affiliated Lender being in possession of undisclosed information that may be material to a Lender’s decision to participate.

For the avoidance of doubt, the foregoing limitations set forth in clauses (i) through (iii) shall not be applicable to Affiliated Debt Funds.

Successor Administrative Agent:	The Administrative Agent and the Collateral Agent may each resign or, if it or a controlling affiliate thereof is subject to an Agent-Related Distress Event (to be defined consistent with “Documentation” above), be removed by the Borrower or the Required Lenders, in each case upon 10 days’ notice by the applicable parties and in each case subject to the appointment of a successor administrative agent. Such successor shall be approved by the Borrower, which approval shall not be unreasonably withheld if such successor is a commercial bank with a combined capital and surplus of at least $5.0 billion, and otherwise may be withheld in the Borrower’s sole discretion; provided that such approval shall not be required during the continuance of a payment or bankruptcy event of default. The Borrower shall have no obligation to pay any fee to any successor that is greater than or in addition to the fees payable to the Administrative Agent or Collateral Agent on the Closing Date.

Expenses and Indemnification:	The Borrower shall pay, if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Lead Arranger, the Agents and Administrative Agent (without duplication) in connection with the syndication of the Term Loan Facility and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Term Loan Facility Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld)).

Consistent with “Documentation” above, the Borrower will indemnify the Lead Arranger, the Agents and the Lenders and hold them harmless from and against all reasonable and documented out-of-pocket costs, expenses (including reasonable fees, disbursements and other charges of one firm of counsel for all Lead Arranger, the Agents and Lenders and, if necessary, one firm of local counsel in each appropriate jurisdiction) and liabilities of the Lead Arranger, the Agents and the Lenders arising out of or relating to any claim or any litigation or other proceeding (regardless of whether the Lead Arranger, the Agents or any Lender is a party thereto) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith, regardless of whether any such indemnified person is a party thereto and whether or not such proceedings are brought by you, your equity holders, affiliates, creditors or any other person; provided that none of the Lead Arranger, the Agents or any Lender will be indemnified for any cost, expense or liability to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from (i) the gross negligence, bad faith or willful misconduct of such person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the Term Loan Facility

Documentation by any such persons (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) disputes between and among indemnified persons (other than disputes involving claims against the Lead Arranger, the Agents, and the Administrative Agent in their capacity as such).

Governing Law and Forum:	New York (except security documentation that the Lead Arranger reasonably determine should be governed by local law).

Counsel to the Committed Lenders:	Davis Polk & Wardwell LLP

CONFIDENTIAL	ANNEX I to
EXHIBIT B

Interest Rates:	The interest rates under the Term Loan Facility will be as follows:

At the option of the Borrower, initially, Adjusted LIBOR plus 5.50% or ABR plus 4.50%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Lenders, 9 or 12 months or a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

ABR is the highest of (i) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the Adjusted LIBOR applicable for an interest period of one month plus 1.00%; provided, that the ABR in respect of the Term Loan Facility shall not be less than 2.25% per annum.

Adjusted LIBOR is the London interbank offered rate for dollars, for the relevant interest period, adjusted for statutory reserve requirements; provided, that the Adjusted LIBOR in respect of the Term Loan Facility shall not be less than 1.25% per annum.

EXHIBIT C

Project Verde

Summary of Additional Conditions

All capitalized terms used but not defined herein shall have the meaning given to them in the Commitment Letter to which this Summary of Additional Conditions is attached, including the other Exhibits thereto.

Except as otherwise set forth below, the initial borrowing under the Term Loan Facility shall be subject to the satisfaction or waiver of the following additional conditions:

1. The Acquisition shall have been or, substantially concurrently with the initial borrowing under the Term Loan Facility shall be, consummated in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, express waivers or express consents thereto that are materially adverse to the Lenders without the reasonable consent of the Lead Arrangers (it being understood and agreed that any reduction in the purchase price shall not be deemed to be materially adverse to the Lenders but any resulting reduction in cash uses shall be allocated 100% to a reduction in the Term Loan Facility).

2. Immediately following the Transactions, neither the Company nor any of its subsidiaries will have any outstanding third party indebtedness for borrowed money other than the Term Loan Facility, the ABL Facility, Existing Indebtedness that the Lead Arrangers otherwise have agreed to permit to remain outstanding and any capital leases existing on the date of the Commitment Letter or permitted to be incurred under the Acquisition Agreement.

3. Except as disclosed in Section 4.8 of the Company Disclosure Letter, since June 30, 2011, there shall not have been and shall not exist any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could be expected to have an Acquired Business Material Adverse Effect (as defined in Annex C-I hereto).

4. All fees related to the Transaction payable to the Lead Arrangers, the Agents or the Lenders shall have been paid to the extent due.

5. The Lead Arrangers shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries (excluding the Acquired Business and its subsidiaries) for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries (excluding the Acquired Business and its subsidiaries) for each subsequent fiscal quarter ended at least 45 days before the Closing Date, in each case prepared in accordance with GAAP.

6. The Lead Arrangers shall have received unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business and its subsidiaries for each fiscal quarter ended after June 30, 2011 and at least 45 days before the Closing Date, prepared in accordance with GAAP (other than adjustments identified in Section 4.6 of the Company Disclosure Letter).

7. The Lead Arrangers shall have received an unaudited pro forma consolidated balance sheet and a related unaudited pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

8. The Lead Arrangers shall have received a certificate of the chief financial officer (or other comparable officer) of the Company substantially in the form of Annex C-II hereto certifying the solvency, after giving effect to the Transactions, of the Company and its subsidiaries on a consolidated basis.

9. The Lead Arrangers shall have received at least three calendar days prior to the Closing Date all documentation and information as is reasonably requested in writing by the Administrative Agent, at least 10 calendar days prior to the Closing Date, about the Borrower and its subsidiaries mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

10. Subject in all respects to the Funding Conditions Provision, (a) the Guarantees with respect to the Term Loan Facility shall have been executed by the Guarantors and be in full force and effect or substantially simultaneously with the initial borrowing under the Term Loan Facility, shall be executed and become in full force and effect and (b) all documents and instruments required to perfect the Administrative Agent’s security interest in the Collateral with respect to the Term Loan Facility shall have been executed and delivered by the Borrower and the Guarantors and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for the liens permitted under the Term Loan Facility Documentation or to be released on or prior to the Closing Date.

C-2

11. The Company shall have used commercially reasonable efforts to provide to the Lead Arrangers, not less than 20 consecutive calendar days prior to the Closing Date (provided that (i) such period shall not include any day from and including June 29, 2012 through and including July 9, 2012 and (ii) if such period has not ended prior to August 17, 2012, such period shall be deemed not to have commenced until September 4, 2012), a customary Confidential Information Memorandum (other than the portions thereof customarily provided by financing arrangers, and limited, in the case of information relating to the Acquired Business, to Required Information (as defined in the Acquisition Agreement)).

C-3

ANNEX C-I

Capitalized terms used in the following definition shall have the meaning given to them in the Acquisition Agreement, and any references to a “section” shall mean the specified Section of the Acquisition Agreement.

“Acquired Business Material Adverse Effect” shall mean any change, effect, occurrence or development that

(a) has or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Company, provided that to the extent any effect is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a material adverse effect:

(i) changes in conditions in the U.S. economy or capital or financial markets generally, including changes in interest or exchange rates;

(ii) changes that are the result of factors generally adversely affecting the industries within the geographic areas in which the Company conducts business;

(iii) changes in GAAP or authoritative interpretation thereof;

(iv) changes in general legal, regulatory, political, economic or business conditions in the U.S., in each case, generally affecting the industries in which the Company conducts business;

(v) the negotiation, execution, announcement or performance of the Acquisition Agreement or the consummation of the transactions contemplated by the Acquisition Agreement, including any loss, or threatened loss of, or adverse impact on, the relationships (contractual or otherwise) with, customers, suppliers, distributors, partners or Employees of the Company (provided that this clause (v) shall be disregarded for purposes of any representations and warranties set forth in Section 4.2 and Section 4.5);

(vi) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism involving any geographic region in which the Company conducts business;

(vii) any action required to be taken by the Company pursuant to the terms of the Acquisition Agreement or any action taken by the Company with the Purchaser’s and the Lead Arrangers’ consent;

(viii) any change in applicable Laws or the application or authoritative interpretation thereof, including the effects of any duties on products of the type manufactured by the Company; and

(ix) changes in the price of raw materials, including steel, of the type and grade customarily purchased by the Company;

except in the case of clauses (i), (ii), (iv) and (ix), to the extent that such adverse effect has a materially greater adverse effect on the Company as compared to other companies operating in the same industries and markets in which the Company operates;

or

(b) would, or would reasonably be expected to, have a material adverse effect on the ability of the Company to perform its obligations under the Acquisition Agreement or to consummate the transactions contemplated thereby.

C-I-2

ANNEX C-II

Form of Solvency Certificate

Date:             , 201[ ]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of                     , a                                   (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section          of the Credit Agreement, dated as of                                  , 201[ ], among                      (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f) “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section          of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and

Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above.

[Borrower]

By:
Name:
Title:	Chief Financial Officer

EXHIBIT D

[FORM OF INTERCREDITOR AGREEMENT AMENDMENT]